AMENDED PROMISSORY NOTE

$545,473.90

Huntington, West Virginia
Original Dated Date: December 23, 2003
Amended: August 24, 2006

FOR VALUE RECEIVED, and in the installments and manner hereinafter set forth, the undersigned (the "Maker") promises to pay to the order of WILLIAM S. WHITSON, or assigns, ("Whitson") at 15932 Bramble Drive, Catlettsburg, Kentucky 41129, the principal sum of Five Hundred Forty Five Thousand Four Hundred Seventy Three and 90/100 Dollars ($545,473.90) with interest as herein provided. The outstanding principal balance shall accrue interest at the fixed rate of 5.26% per annum from August 24, 2006. Commencing on the 10th day of October, 2006, and continuing on the 10th day of each month thereafter until the 10th day of December, 2007 (or December 10, 2008 if extended as provided herein), the Maker shall make monthly payments equal to the sum of $0.50 per clean sellable ton for all coal removed from all property owned, leased or otherwise controlled, directly or indirectly, by the Maker, Gwenco, Inc., or any entity in which either the Maker or Gwenco, Inc. directly or indirectly own any ownership interest, or which is a "related person" to Maker or Gwenco. Inc. within the meaning of Sections 267(b) or 707(b) of the Internal Revenue Code substituting 1% for 50% each place that it appears and applying the constructive ownership of stock rules contained in Section 267(c) of the Internal Revenue Code (the "Mine Premises") during the preceding calendar month until the entire unpaid principal balance has been retired. The required monthly payments shall first be applied to unpaid and accrued interest and then to the outstanding principal balance. The Maker may prepay the loan without penalty. The remaining outstanding principal balance hereof, together with all accrued and unpaid interest thereon, shall be due and payable on said 10th day of December, 2007, unless sooner paid. Provided, however, that if on December 10, 2007 all amounts then due under this Note have been

paid pursuant to the terms of this note and all amounts have been paid under that certain Stock Purchase Agreement dated December 23, 2003, as amended, by and between the Maker, Whitson and Gwenco, Inc., then, at the Maker's or Gwenco Inc.'s written election, the maturity date of this note may be extended until December 10, 2008.

The quantity of coal mined and removed by Gwenco, Inc. or any other person from the Mine Premises shall be determined by the applicable railroad weight sheets or certified truck weight sheets furnished to the Maker or any other person by the railroad company over which said coal is transported to market, by the trucking company employed for the purpose of transporting said coal to market or by the purchaser of such coal produced.

The Maker shall keep, or cause to be kept, accurate records of the amount of coal mined and removed by it or any other person from the Mine Premises and not later than the tenth (10th) day of each calendar month during which mining operations are conducted on the Mine Premises by Gwenco, Inc. or any other person, Maker shall furnish to Whitson by hand-delivery to Whitson or by mail to Whitson at 15932 Bramble Drive, Catlettsburg, Kentucky 41129 a report in writing showing the total number of net tons of coal so mined and removed by Gwenco, Inc. or any other person during the preceding month from the Mine Premises, together with copies of the applicable truck or railroad weight sheets for said coal. Whitson and his duly authorized agents may, at all reasonable times, examine the pertinent records of Gwenco including all railroad and truck weight sheets and maps in order to verify the quantity and weight of said coal. Should a person other than Gwenco be mining coal on the Mine Premises, then Maker shall cause any agreement relating to such mining to provide appropriate provisions so that the provisions of this Promissory Note with respect to the providing of and auditing of mining information can be properly enforced by Whitson.

On or before April 15, July 15, October 15, and January 15 of each year during the term of this Promissory Note, Gwenco shall provide Whitson with a progress report regarding any

mining operations on the Mine Premises during the prior three (3) month period. Each progress report shall include such information, statistics, maps and plats as may from time to time be specified by Whitson.

In the event of any default in payment or other Event of Default as defined in the Stock Purchase Agreement, as defined below, then, at the option of the holder of this Promissory Note, the entire unpaid principal balance, plus accrued interest, may become immediately due and payable. In the event the holder commences legal action to enforce payment of this Promissory Note, the holder's costs and expenses, including attorneys' fees, may be added to the amount due under this Promissory Note.

In the event of the failure of the undersigned to make payment of any installment of principal or interest due hereunder within ten (10) days of the due date thereof, the undersigned shall pay a late charge of five percent (5%) of the unpaid amount.

This Promissory Note is executed pursuant to the terms and conditions and secured by the collateral set forth in that certain Stock Purchase Agreement dated December 23, 2003, as amended, by and among the undersigned as purchaser, Whitson, as seller, and Gwenco, Inc., Quest Minerals & Mining Corp., and Quest Minerals & Mining, LTD., as guarantors.

Presentment, demand, protest, notice of dishonor and extension of time without notice are hereby waived.

IN WITNESS WHEREOF, the undersigned Albert Anderson has caused his name to be signed hereto all as of the day and year first hereinabove written.

By: ______________________
Albert Anderson

Gwenco, Inc. agrees to provide the information set forth in the proceeding promissory note mining on the "Mine Premises" as set forth in such note.

GWENCO, INC.

By: ______________________
Eugene Chiaramonte, Jr., President

IN WITNESS WHEREOF, the undersigned Albert Anderson has caused his name to be signed hereto all as of the day and year first hereinabove written.

By: ______________________________
Albert Anderson

Gwenco, Inc. agrees to provide the information set forth in the proceeding promissory note mining on the "Mine Premises" as set forth in such note.

GWENCO, INC.

By: ______________________________
Eugene Chiaramonte, Jr., President